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                                                      Ex-99.1(d)

              MERRILL LYNCH NATURAL RESOURCES TRUST

                  Establishment and Designation

                              of

                Class A Shares and Class B Shares of
                 Beneficial Interest of the Trust



     The undersigned, being a majority of the Trustees of Merrill Lynch Natural Resources Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Declaration of Trust, as amended, dated April 12, 1985 (the "Declaration"), of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $0.10 per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.1, as follows:

     1. The two classes of Shares are designated "Class A Shares" and "Class B Shares," respectively.

     2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust, as amended from time to time, under the Securities Act of 1933, as amended.

     4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed
         Class B Shares.

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    IN WITNESS WHEREOF, the undersigned, have signed this
instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 3rd day of Octobe, 1988.



/s/ James I. Armstrong                /s/ Robert F. Bryan
Box 528, R.D. 1                       200 North Ocean Boulevard
South Berwick, Maine 03908            Delray Beach, Florida 33444




/s/Donald Cecil                       /s/ M. Colyer Crum
3 Stratford Road                      80 Ash Street
Harrison, New York 10528              Weston, Massachusetts 02193




/s/ George F. James                    /s/ Edward H. Meyer
Ocean Reef Club                        580 Park Avenue
Key Largo, Florida 33037               New York, New York 10021




/s/ Jack B. Sunderland                 /s/ J. Thomas Touchton
16 Hadden Road                         2801 Hawthorne Road
Scarsdale, New York 10583              Tampa, Florida 33611




/s/ Arthur Zeikel
279 Watchung Fork
Westfield, New Jersey 07090

     The Declaration of Trust establishing Merrill Lynch Natural Resources Trust, dated April 12, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Natural Resources Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Natural Resources Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.




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